SECOND AMENDMENT TO STOCK-FOR-STOCK EXCHANGE AGREEMENT

This SECOND AMENDMENT TO STOCK-FOR-STOCK EXCHANGE AGREEMENT (this “Second Amendment”) is made and entered into effective as of the 13th day of May, 2014 (the “Effective Date”), by and among EUROGAS, INC., a Utah corporation (“Seller”), and TOMBSTONE EXPLORATION CORP., a Canadian Federal Corporation (“Purchaser”), and EUROGAS, A.G., a Swiss Stock Corporation (the “Company”). Seller, Purchaser and the Company are collectively referred to herein as the “Parties” and may be individually referred to as a “Party”.

RECITALS

WHEREAS, the Parties entered into that certain Stock-for-Stock Exchange Agreement dated December 10, 2013 (the “Original Exchange Agreement”), attached hereto as Exhibit A;

WHEREAS, the Parties amended the Original Exchange Agreement by entering into that certain First Amendment to Stock-for-Stock Exchange Agreement dated January 13, 2014 (the “First Amendment”), attached hereto as Exhibit B; and

WHEREAS, in exchange for the consideration set forth below, the Parties desire to amend, modify, and otherwise revise the Original Exchange Agreement and the First Amendment (collectively referred to herein as the “Agreement”) as set forth herein.

NOW, THEREFORE, in accordance with the foregoing recitals, and in consideration of the mutual covenants made herein and for good and valuable consideration, the Parties agree to amend the Agreement as follows:

AMENDMENTS

1.

Incorporation. The foregoing recitals are true and are hereby incorporated into this Second Amendment by reference as though fully set forth herein.

2.

Amendment to Section 2. The Parties hereby amend the Agreement by revoking Section 2(a) and inserting in lieu thereof the following:

(a) General.

Seller has deposited in trust with Seller’s US solicitor Michael Coombs, Salt Lake City, UT, the requested payment in the amount of $100,000 and will instruct Mr. Michael Coombs to release the payment to Purchaser in exchange for receipt by Seller of a Certificate in the amount of 69,000,000 Regulation S shares of Purchaser’s stock, which Purchaser shall immediately deliver to Seller’s solicitor.  Seller shall also transfer the Shares and remit payment in the amount of $400,0000 to Purchaser’s attorneys, WALLIN HESTER, PLC, via wire transfer on or before June 13, 2014, in exchange for receipt of additional 279,000,000 restricted shares of Purchaser’s stock (the “Restricted Shares”), which Purchaser shall immediately transfer to Seller upon receipt of the Shares and the $400,000 payment. In addition to the other payments set forth in this Section 2(a), Seller shall also remit the following payments to Purchaser:

(i) $500,000 on or before August 30, 2014; and (ii) $4,000,000 on or before October 31, 2014. The payments required under this paragraph shall be tendered to Purchaser in cash or its equivalent.

In addition to the other consideration described in this Section 2(a), Seller shall pay Purchaser an amount equal to twenty percent (20%) of the total of any and all amounts awarded or received by Seller or the Company, whether through judgment or settlement, relating to that certain lawsuit filed by Seller and the against the Slovak Republic. The payment(s) required under this paragraph shall be tendered to Purchaser in cash or its equivalent within five (5) days of the receipt of the monies by Seller or the Company.

The Parties hereby amend the Agreement by inserting the following as Section 2(c):

(b) Mining Claims. Seller and the Company shall have Riatta Minerals deliver to Purchaser the two hundred sixty-one (261) mining claims (the “Mining Claims”) currently held in Riatta Minerals’ name and that were previously owned by Purchaser for the preceding seven (7) years, along with an executed and notarized quit claim deed transferring the Mining Claims to Purchaser, on or before May 13, 2014. Seller’s and the Company’s failure to have the Mining Claims timely delivered and transferred to Purchaser shall constitute a material breach of this Agreement.

The Parties hereby amend the Agreement by inserting the following as Section 2(d):

(c) Voting the Restricted Shares. During the restrictive period following the issuance of the Restricted Shares, Seller shall not vote the Restricted Shares to remove Alan Brown as either Director or President of Purchaser.

The Parties hereby amend the Agreement by inserting the following as Section 2(e):

(d) Appointment of Additional Directors. In addition to the appointment of Members to the Boards of Directors set forth in the Preliminary Statement of this Agreement, Purchaser shall have the right to immediately appoint two (2) Members to the Board of Directors of Seller.

3.

Amendment to Section 3. The Parties hereby amend the Agreement by revoking Section 3(a) and inserting in lieu thereof the following:

(a) General. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at such time and place as shall be agreed upon by the Parties (the “Closing Date”), but not later than May 13, 2014, by exchange of documentation among the Parties by fax, email, or courier, as appropriate, following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at or after the Closing itself).

4.

Other Terms and Conditions Remain. The terms and conditions of this Second Amendment override and supersede any prior agreements between the Parties, and any prior agreements, including the Agreement, shall be deemed constructively amended as necessary to give full force and effect to this Second Amendment. Except as expressly set forth in this Second Amendment, the terms and conditions of the Agreement are otherwise unmodified, and remain in full force and effect. In the event of any inconsistency between the Agreement and this Second Amendment, the terms of this Second Amendment shall control. Each reference in the Agreement to its respective self shall be deemed also to refer to this Second Amendment.

5.

Execution Authorized. Each Party warrants and represents to the other that its execution hereof has been duly authorized by all necessary action of such Party.

6.

Facsimile Signature/Counterparts. This Second Amendment will become binding and effective upon the exchange of facsimile copies of the required signatures, and may be executed in counterparts.

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IN WITNESS WHEREOF, each of the Parties has caused this Second Amendment to be signed and delivered, either individually or by a duly authorized officer as indicated below, as of the date indicated.

EUROGAS, INC.,

TOMBSTONE EXPLORATION CORP.,

a Utah corporation

a Canadian federal corporation

/s/ Harald Schmidt

/s/ Alan Brown

By:  Harald Schmidt

By:  Alan Brown

Its:  CFO and Director

Its:  President and Director

EUROGAS, A.G,

a Swiss stock corporation

/s/ Wolfgang Rauball

By:  Wolfgang Rauball

Its:  Chairman of the Administrative Board